Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Meredith Corporation:

We consent to the incorporation by reference in the registration statement No. 333-72635 on Form S-3 and No. 333-87888, No. 333-21979, No. 333-04033, No. 33-2094, No. 2-54974, No. 33-59258, and No. 333-125675, each on Form S-8 of Meredith Corporation of our report dated August 22, 2008, with respect to the consolidated balance sheets of Meredith Corporation and subsidiaries as of June 30, 2008 and 2007, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 30, 2008, which report appears in the June 30, 2008 annual report on Form 10-K of Meredith Corporation.

As discussed in Note 1 to the consolidated financial statements, Meredith Corporation adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement 109, effective July 1, 2007.

/s/ KPMG LLP

Des Moines, Iowa
August 22, 2008